Exhibit 99.1
Sterling Financial Corporation of Spokane, Wash., Reports Third Quarter 2012 Earnings of $30.6 Million and Declaration of Cash Dividend

SPOKANE, Wash. — (BUSINESS WIRE) — October 25, 2012 — Sterling Financial Corporation (NASDAQ:STSA) ("Sterling") today announced its operating results for the quarter ended September 30, 2012. For the quarter, Sterling recorded net income of $30.6 million, or $0.49 per diluted common share, compared to $320.9 million, or $5.13 per diluted common share, for the quarter ended June 30, 2012, and $11.3 million, or $0.18 per diluted common share, for the quarter ended September 30, 2011. As previously reported, net income for the prior quarter included an income tax benefit of $288.8 million associated with the release of a deferred tax asset valuation allowance.

Following are selected financial highlights for the quarter ended September 30, 2012:

•	Gross loans were $6.14 billion, a 9 percent increase over September 30, 2011.

•	Portfolio loan originations were $457.1 million, a 31 percent increase over the third quarter of 2011.

•	Deposit costs were reduced by 33 basis points compared to the third quarter of 2011.

•	Income from mortgage banking operations was $28.5 million, up 74 percent over the third quarter of 2011.

•	Nonperforming assets to total assets was 2.73 percent, down from 4.74 percent at September 30, 2011.

•	Net charge-offs to average loans (annualized) was 0.37 percent, down from 1.99 percent for the third quarter of 2011.

•	Tangible book value was $19.44 per common share, compared to $13.66 per common share at September 30, 2011.

•	Tier 1 leverage ratio was 12.7 percent, compared to 11.1 percent at September 30, 2011.

"The solid financial performance for the third quarter reflects Sterling's progress on our fundamental operating objectives," said Greg Seibly, Sterling's president and chief executive officer. "We are growing loans and improving the mix and cost of deposits and asset quality metrics. Our management team remains focused on implementing initiatives to reduce our infrastructure costs."

Balance Sheet
Total loan balances were $6.14 billion at September 30, 2012, compared to $6.08 billion at the end of the prior quarter, and $5.62 billion at September 30, 2011. During the third quarter of 2012, Sterling originated $457.1 million of new portfolio loans (which exclude residential loans held for sale), compared to $458.6 million for the prior quarter and $348.4 million for the third quarter of 2011. Commercial loan originations, which include C&I and owner occupied CRE loans, were $155.8 million for the third quarter of 2012, compared to $80.0 million for the prior quarter, and $96.8 million for the same period a year ago.

Investments and mortgage-backed securities available for sale were $2.05 billion at September 30, 2012, compared to $2.12 billion at the end of the prior quarter, and $2.45 billion at the same time last year. The reduction reflects the sale of $140.2 million of MBS during the quarter, for which a gain of $3.1 million was recognized.

At September 30, 2012, total deposits were $6.74 billion, compared to $6.80 billion at the end of the prior quarter, and $6.48 billion at September 30, 2011. The decrease from the prior quarter was primarily a result of expected runoff of retail time deposits, brokered time deposits, and public deposits, which were reduced by $94.3 million, $71.7 million, and $67.0 million, respectively. These decreases were partially offset by growth in transaction deposits, which expanded by $167.5 million, or 7 percent, during the third quarter of 2012.

The deposit composition is set forth in the following table:

				Annual % Change
	September 30, 2012	June 30, 2012	September 30, 2011
	(in thousands)
Deposits:
Retail:
Transaction	$2,403,518	$2,235,991	$1,675,741	43%
Savings and MMDA	2,191,517	2,182,969	1,814,682	21%
Time deposits	1,717,720	1,812,000	2,150,998	(20)%
Total retail	6,312,755	6,230,960	5,641,421	12%
Public	202,187	269,191	466,423	(57)%
Brokered	224,968	296,623	371,396	(39)%
Total deposits	$6,739,910	$6,796,774	$6,479,240	4%
Gross loans to deposits	91%	90%	87%
				Annual Basis Point Change
Funding costs:
Cost of deposits	0.53%	0.58%	0.86%	(33)
Total funding liabilities	1.01%	1.07%	1.27%	(26)

Operating Results
Net Interest Income
Sterling reported net interest income of $75.3 million for the quarter ended September 30, 2012, compared to $78.9 million for the prior quarter and $74.8 million for the quarter ended September 30, 2011. The decrease of $3.6 million from the prior quarter was primarily a result of lower loan yields, and lower balances and yields on MBS. The net interest margin (tax equivalent) for the third quarter of 2012 was 3.47 percent, a decrease of 9 basis points from the prior quarter, and up 13 basis points over the same period a year ago.

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
	(in thousands)
Net interest income	$75,308	$78,910	$74,836
Net interest margin (tax equivalent)	3.47%	3.56%	3.34%
Loan yield	5.23%	5.36%	5.47%

Total interest income was $96.0 million for the third quarter of 2012, compared to $101.0 million for the prior quarter, and $101.4 million for the same period a year ago. Interest income on loans decreased by $2.4 million from the prior quarter as a result of lower loan yields, reflecting the low interest rate environment. Additionally, interest income was impacted by a reduction in interest income on MBS, which declined by $2.6 million compared to the prior quarter and by $6.4 million from the same period in 2011. For the third quarter of 2012, average MBS balances were down $221.5 million, or 11 percent, from the prior quarter.

Total interest expense was $20.7 million for the third quarter of 2012, compared to $22.1 million for the prior quarter and $26.5 million for the third quarter of 2011. Deposit interest expense was $9.0 million for the third quarter of 2012, a reduction of $0.9 million, or 9 percent, from the prior quarter, and down $5.2 million, or 36 percent, from the same period last year, reflecting the improved deposit mix.

Noninterest Income
Noninterest income includes income from mortgage banking operations, fee and service charge income, and other items such as net gains on sales of securities and loan servicing fees. During the third quarter of 2012, noninterest income was $46.7 million, compared to $44.7 million for the prior quarter and $29.1 million for the third quarter of 2011.

Income from mortgage banking operations for the third quarter of 2012 was $28.5 million, compared to $24.7 million for the prior quarter and $16.4 million for the third quarter of 2011. The increase over the comparable prior periods is principally attributable to increased margins associated with residential mortgage banking activity. The margin on residential loan sales was 3.68 percent for the third quarter of 2012, up from 3.07 percent for the prior quarter and 2.66 percent for the same period a year ago.

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
	(in thousands)
Residential loan sales	$728,642	$576,545	$475,034
Change in warehouse and interest rate locks	36,018	220,252	123,859
Total mortgage banking loan activity	$764,660	$796,797	$598,893

Margin on residential loan sales	3.68%	3.07%	2.66%

For the quarter ended September 30, 2012, fees and service charges income contributed $14.7 million to noninterest income compared to $14.1 million for the prior quarter and $12.3 million for the third quarter of 2011. The increase in fees and service charges income compared to the year ago period was primarily attributable to increased activity related to the business acquired from First Independent Bank, which was completed during the first quarter of 2012.

Due to a decline in prevailing mortgage interest rates and an increase in estimated prepayment speeds, Sterling recorded a fair value write down of $2.1 million on its mortgage servicing rights asset, which resulted in negative loan servicing fees for the third quarter of 2012. Similar write downs of $1.1 million and $5.1 million were recognized during the second quarter of 2012 and the third quarter of 2011, respectively.

For the third quarter of 2012, the gain on sales of securities was $3.1 million, compared to $9.3 million for the prior quarter. There were no sales of securities in the third quarter of 2011. Also, as previously reported, for the prior quarter Sterling recognized an other-than-temporary impairment charge of $6.8 million and a charge on prepayment of debt of $2.7 million; there were no similar charges in the third quarter of 2012 or the prior year period.

For the quarter ended September 30, 2012, BOLI income was $1.7 million, compared to $3.8 million for the prior quarter and $1.6 million for the third quarter of 2011. The decrease in BOLI income from the prior quarter was due to the recognition of a $2.4 million death benefit during the second quarter of 2012.

Noninterest Expense
Noninterest expenses were $89.4 million for the third quarter of 2012, compared to $87.6 million for the prior quarter and $86.6 million for the third quarter of 2011. The increase from the prior quarter was primarily a result of a Washington State Business and Occupation tax refund of $1.9 million received during the second quarter of 2012, which was included as a reduction in other noninterest expense.

OREO operating expenses were $4.0 million for the third quarter of 2012, compared to $3.3 million for the prior quarter and $10.7 million for the same period last year. As of September 30, 2012, OREO consisted of 70 properties, compared to 81 properties at June 30, 2012 and 178 properties at September 30, 2011.

Income Taxes
During the quarter ended September 30, 2012, Sterling did not recognize any federal or state income tax expense. In the prior period, Sterling recorded a $288.8 million income tax benefit, which was the result of reversing substantially all of the deferred tax asset valuation allowance. As of September 30, 2012, the net deferred tax asset was $280.4 million, including $273.0 million of net operating loss and tax credit carryforwards.

With regard to the deferred tax asset, the benefits of Sterling's accumulated tax losses would be reduced in the event of an "ownership change," as determined under Section 382 of the Internal Revenue Code.

During 2010, in order to preserve the benefits of these tax losses, Sterling's shareholders approved a protective amendment to Sterling's restated articles of incorporation and Sterling's board of directors adopted a tax preservation rights plan, both of which restrict certain stock transfers that would result in an investor acquiring more than 4.95 percent of Sterling's total outstanding common stock.

Credit Quality
During the third quarter of 2012, Sterling recognized net charge-offs of $6.0 million, compared to $5.0 million for the prior quarter and $29.9 million for the same period a year ago. For the third quarter of 2012, Sterling recorded a $2.0 million provision for credit losses, compared to $4.0 million for the prior quarter and $6.0 million for the third quarter of 2011. The allowance for loan losses at September 30, 2012 was $154.3 million, or 2.51 percent of total loans, compared to $158.2 million, or 2.60 percent of total loans, at June 30, 2012, and $186.2 million, or 3.32 percent of total loans, at September 30, 2011.

At September 30, 2012, nonperforming assets were $259.0 million, or 2.73 percent of total assets, compared to $321.1 million, or 3.35 percent of total assets, at June 30, 2012, and $434.7 million, or 4.74 percent of total assets, at September 30, 2011.

As a result of Sterling's continued efforts to sell foreclosed properties, OREO decreased to $46.6 million at September 30, 2012, compared to $55.8 million at June 30, 2012, and $111.6 million at September 30, 2011. This represents decreases of 17 percent and 58 percent, respectively.

Recent Events
On October 22, 2012, Sterling announced it had entered into a definitive agreement to acquire American Heritage Holdings ("AHH") of La Mesa, California. AHH is the holding company for Borrego Springs Bank, N.A., which had total assets of $142 million as of September 30, 2012 and operates three depository branches and seven loan production offices. The transaction is subject to regulatory approval and customary closing conditions and is expected to be completed during the first quarter of 2013.

Cash Dividend Declaration
Sterling's board of directors has approved a quarterly cash dividend of $0.15 per share of common stock. The dividend is payable on November 20, 2012 to shareholders of record as of November 6, 2012.

Third Quarter 2012 Earnings Conference Call
Sterling plans to host a conference call October 26, 2012 at 8:00 a.m. PDT to discuss the company's financial results. An audio webcast of the conference call can be accessed at Sterling's website. To access this audio presentation call, click on the audio webcast icon. Additionally, the conference call may be accessed by telephone. To participate in the conference call, domestic callers should dial 1-517-308-9459 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A webcast replay of the conference call will be available on Sterling's website approximately one hour following the conclusion of the call. The webcast replay will be offered through November 26, 2012.

Sterling Financial Corporation
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts, unaudited)	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011
ASSETS:
Cash and due from banks	$263,884	$454,692	$481,717
Investments and mortgage-backed securities ("MBS") available for sale	2,049,961	2,119,008	2,446,523
Investments held to maturity	1,716	1,726	1,900
Loans held for sale	320,823	226,907	241,039
Loans receivable, net	5,990,365	5,926,575	5,428,355
Other real estate owned, net ("OREO")	46,575	55,801	111,566
Office properties and equipment, net	92,987	86,556	84,380
Bank owned life insurance ("BOLI")	178,279	176,593	174,092
Goodwill	22,577	22,577	0
Other intangible assets, net	20,864	22,656	13,290
Deferred tax asset, net	280,373	285,141	0
Other assets	204,033	221,281	193,012
Total assets	$9,472,437	$9,599,513	$9,175,874
LIABILITIES:
Deposits	$6,739,910	$6,796,774	$6,479,240
Advances from Federal Home Loan Bank	155,401	205,470	407,000
Repurchase agreements and fed funds	942,547	1,006,324	1,056,352
Other borrowings	245,293	245,292	245,289
Accrued expenses and other liabilities	137,799	124,859	128,500
Total liabilities	8,220,950	8,378,719	8,316,381
SHAREHOLDERS' EQUITY:
Preferred stock	0	0	0
Common stock	1,967,562	1,966,307	1,963,820
Accumulated other comprehensive income	75,263	67,102	57,297
Accumulated deficit	(791,338)	(812,615)	(1,161,624)
Total shareholders' equity	1,251,487	1,220,794	859,493
Total liabilities and shareholders' equity	$9,472,437	$9,599,513	$9,175,874
Book value per common share	$20.14	$19.65	$13.87
Tangible book value per common share	$19.44	$18.92	$13.66
Shareholders' equity to total assets	13.2%	12.7%	9.4%
Tangible common equity to tangible assets (1)	12.8%	12.3%	9.2%
Common shares outstanding at end of period	62,150,650	62,124,551	61,968,510
Common stock warrants outstanding	2,625,000	2,722,541	2,722,541

(1) Common shareholders' equity less goodwill and other intangible assets, divided by assets, less goodwill and other intangible assets.

Sterling Financial Corporation
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except per share amounts, unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011	Sep 30, 2012	Sep 30, 2011
INTEREST INCOME:
Loans	$83,110	$85,537	$82,010	$248,488	$242,132
Mortgage-backed securities	10,361	12,936	16,719	38,632	56,681
Investments and cash	2,520	2,517	2,650	7,826	8,150
Total interest income	95,991	100,990	101,379	294,946	306,963
INTEREST EXPENSE:
Deposits	8,981	9,921	14,135	30,004	46,645
Borrowings	11,702	12,159	12,408	36,371	36,932
Total interest expense	20,683	22,080	26,543	66,375	83,577
Net interest income	75,308	78,910	74,836	228,571	223,386
Provision for credit losses	2,000	4,000	6,000	10,000	26,000
Net interest income after provision	73,308	74,910	68,836	218,571	197,386
NONINTEREST INCOME:
Fees and service charges	14,675	14,131	12,332	41,546	37,839
Mortgage banking operations	28,502	24,652	16,360	69,318	37,481
Loan servicing fees	(2,092)	(471)	(4,694)	(183)	(2,884)
BOLI	1,660	3,769	1,612	7,175	4,922
Gain on sales of securities	3,129	9,321	0	12,592	14,298
Other-than-temporary impairment losses on securities	0	(6,819)	0	(6,819)	0
Charge on prepayment of debt	0	(2,664)	0	(2,664)	0
Gains (losses) on other loan sales	476	2,811	2,671	3,887	1,792
Other	348	11	831	(1,826)	(19)
Total noninterest income	46,698	44,741	29,112	123,026	93,429
NONINTEREST EXPENSE:
Employee compensation and benefits	45,636	46,485	43,828	139,502	129,514
OREO	4,008	3,337	10,739	9,337	36,591
Occupancy and equipment	11,034	10,932	9,580	32,253	29,558
Depreciation	2,918	2,923	3,000	8,754	9,026
Amortization of other intangible assets	1,792	1,791	1,190	4,988	3,639
Other	24,020	22,139	18,283	70,830	58,187
Total noninterest expense	89,408	87,607	86,620	265,664	266,515
Income before income taxes	30,598	32,044	11,328	75,933	24,300
Income tax benefit	0	288,842	0	288,842	0
Net income	$30,598	$320,886	$11,328	$364,775	$24,300
Earnings per common share - basic	$0.49	$5.17	$0.18	$5.87	$0.39
Earnings per common share - diluted	$0.49	$5.13	$0.18	$5.81	$0.39
Dividends declared per share	$0.15	$0.00	$0.00	$0.15	$0.00
Average common shares outstanding - basic	62,139,833	62,112,936	61,958,183	62,110,498	61,944,392
Average common shares outstanding - diluted	62,845,864	62,610,054	62,041,203	62,745,177	62,236,465

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011	Sep 30, 2012	Sep 30, 2011
LOAN ORIGINATIONS AND PURCHASES:
Loan originations:
Residential real estate:
For sale	$842,197	$578,418	$545,278	$1,997,491	$1,365,519
Permanent	77,650	46,569	14,893	152,947	65,834
Total residential real estate	919,847	624,987	560,171	2,150,438	1,431,353
Commercial real estate ("CRE"):
Investor CRE	14,889	16,190	310	37,535	41,676
Multifamily	144,560	234,971	203,606	552,241	540,591
Construction	776	845	3,223	2,444	13,105
Total commercial real estate	160,225	252,006	207,139	592,220	595,372
Commercial:
Owner occupied CRE	53,541	29,937	42,360	111,833	116,707
Commercial & Industrial ("C&I")	102,255	50,069	54,446	206,310	163,723
Total commercial	155,796	80,006	96,806	318,143	280,430
Consumer	63,435	79,991	29,513	199,881	97,888
Total loan originations	1,299,303	1,036,990	893,629	3,260,682	2,405,043
Total portfolio loan originations (excludes residential real estate for sale)	457,106	458,572	348,351	1,263,191	1,039,524
Loan purchases:
Residential real estate	1,646	37,734	2,701	76,408	10,251
Commercial real estate:
Investor CRE	0	0	0	0	48,584
Multifamily	292	251	309	683	2,749
Total commercial real estate	292	251	309	683	51,333
Commercial:
Owner occupied CRE	0	0	22,495	0	74,716
C&I	0	0	0	0	0
Total commercial	0	0	22,495	0	74,716
Consumer	41,567	10,740	0	52,307	0
Total loan purchases	43,505	48,725	25,505	129,398	136,300
Total loan originations and purchases	$1,342,808	$1,085,715	$919,134	$3,390,080	$2,541,343
PERFORMANCE RATIOS:
Return on assets	1.28%	13.74%	0.49%	5.18%	0.35%
Return on common equity	9.8%	138.7%	5.4%	45.5%	4.1%
Operating efficiency (1)	69.7%	66.1%	71.1%	71.5%	74.0%
Noninterest expense to assets	3.74%	3.75%	3.72%	3.78%	3.81%
Average assets	$9,520,530	$9,390,288	$9,233,112	$9,398,143	$9,356,487
Average common equity	$1,237,205	$930,377	$832,237	$1,070,993	$802,076
REGULATORY CAPITAL RATIOS:
Sterling Financial Corporation
Tier 1 leverage ratio	12.7%	12.2%	11.1%	12.7%	11.1%
Tier 1 risk-based capital ratio	17.6%	17.3%	17.1%	17.6%	17.1%
Total risk-based capital ratio	18.9%	18.6%	18.4%	18.9%	18.4%
Sterling Bank:
Tier 1 leverage ratio	12.6%	12.0%	10.8%	12.6%	10.8%
Tier 1 risk-based capital ratio	17.5%	17.1%	16.6%	17.5%	16.6%
Total risk-based capital ratio	18.8%	18.4%	17.9%	18.8%	17.9%
OTHER:
FTE employees at end of period (whole numbers)	2,527	2,523	2,461	2,527	2,461
(1) Operating efficiency ratio calculated as noninterest expense, excluding OREO and amortization of core deposit intangibles, divided by net interest income (tax equivalent) plus noninterest income, excluding gain on sales of securities, other-than-temporary impairment losses on securities and charge on prepayment of debt.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011
INVESTMENT PORTFOLIO DETAIL:
Available for sale:
MBS	$1,825,448	$1,897,310	$2,221,948
Municipal bonds	205,405	203,537	205,005
Other	19,108	18,161	19,570
Total	$2,049,961	$2,119,008	$2,446,523
Held to maturity:
Tax credits	$1,716	$1,726	$1,900
Total	$1,716	$1,726	$1,900
LOAN PORTFOLIO DETAIL:
Residential real estate	$818,323	$785,482	$701,921
Commercial real estate:
Investor CRE	1,274,774	1,324,917	1,287,381
Multifamily	1,359,506	1,311,247	990,707
Construction	99,553	111,550	221,611
Total commercial real estate	2,733,833	2,747,714	2,499,699
Commercial:
Owner occupied CRE	1,304,224	1,309,587	1,299,035
C&I	517,588	504,396	430,591
Total commercial	1,821,812	1,813,983	1,729,626
Consumer	768,359	736,397	683,972
Gross loans receivable	6,142,327	6,083,576	5,615,218
Deferred loan fees, net	2,317	1,243	(668)
Allowance for loan losses	(154,279)	(158,244)	(186,195)
Net loans receivable	$5,990,365	$5,926,575	$5,428,355
DEPOSITS DETAIL:
Noninterest bearing transaction	$1,709,612	$1,539,786	$1,167,552

Interest bearing transaction	693,906	696,205	508,189
Savings and MMDA	2,286,832	2,270,395	2,016,594
Time deposits	2,049,560	2,290,388	2,786,905
Total deposits	$6,739,910	$6,796,774	$6,479,240
Number of transaction accounts (whole numbers):
Noninterest bearing transaction accounts	194,997	192,644	170,636
Interest bearing transaction accounts	49,678	50,617	44,428
Total transaction accounts	244,675	243,261	215,064

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011
ALLOWANCE FOR CREDIT LOSSES:
Allowance - loans, beginning of quarter	$158,244	$161,273	$212,088
Provision	2,000	2,000	4,000
Charge-offs:
Residential real estate	(1,641)	(157)	(4,204)
Commercial real estate:
Investor CRE	(2,329)	(6,577)	(11,189)
Multifamily	(463)	0	(1,035)
Construction	(2,106)	(2,904)	(14,426)
Total commercial real estate	(4,898)	(9,481)	(26,650)
Commercial:
Owner occupied CRE	(1,544)	(3,164)	(4,758)
C&I	(514)	(442)	(3,011)
Total commercial	(2,058)	(3,606)	(7,769)
Consumer	(1,882)	(1,643)	(2,554)
Total charge-offs	(10,479)	(14,887)	(41,177)
Recoveries:
Residential real estate	137	673	178
Commercial real estate:
Investor CRE	694	3,459	31
Multifamily	347	1	684
Construction	2,532	2,164	6,066
Total commercial real estate	3,573	5,624	6,781
Commercial:
Owner occupied CRE	236	1,249	155
C&I	305	1,922	3,707
Total commercial	541	3,171	3,862
Consumer	263	390	463
Total recoveries	4,514	9,858	11,284
Net charge-offs	(5,965)	(5,029)	(29,893)
Allowance - loans, end of quarter	154,279	158,244	186,195
Reserve for unfunded commitments, beginning of quarter	7,952	10,028	7,431
Provision	0	2,000	2,000
Charge-offs	(181)	(4,076)	(55)
Reserve for unfunded commitments, end of quarter	7,771	7,952	9,376
Total credit allowance	$162,050	$166,196	$195,571
Net charge-offs to average loans (annualized)	0.37%	0.32%	1.99%
Loan loss allowance to total loans	2.51%	2.60%	3.32%
Total credit allowance to total loans	2.64%	2.73%	3.48%
Loan loss allowance to nonperforming loans	73%	60%	58%
Total credit allowance to nonperforming loans	76%	63%	61%

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011
NONPERFORMING ASSETS:
Past 90 days due and accruing	$0	$0	$0
Nonaccrual loans	146,095	176,220	240,142
Restructured loans	66,343	89,120	82,997
Total nonperforming loans	212,438	265,340	323,139
OREO	46,575	55,801	111,566
Total nonperforming assets	259,013	321,141	434,705
Specific reserve on nonperforming loans	(10,104)	(10,196)	(15,276)
Net nonperforming assets	$248,909	$310,945	$419,429
Nonperforming loans to total loans	3.46%	4.36%	5.75%
Nonperforming assets to total assets	2.73%	3.35%	4.74%
Loan delinquency ratio (60 days and over)	1.96%	2.60%	4.23%
Classified assets	$267,469	$327,336	$500,484
Classified assets to total assets	2.82%	3.41%	5.45%
Classified assets to Sterling Bank Tier 1 capital plus total credit allowance	21%	26%	42%
Nonperforming assets by collateral type:
Residential real estate	$44,822	$46,781	$53,168
Commercial real estate:
Investor CRE	59,477	80,436	68,858
Multifamily	9,221	26,508	7,325
Construction	55,743	68,082	197,408
Total commercial real estate	124,441	175,026	273,591
Commercial:
Owner occupied CRE	71,448	81,640	84,550
C&I	12,072	12,526	17,337
Total commercial	83,520	94,166	101,887
Consumer	6,230	5,168	6,059
Total nonperforming assets	$259,013	$321,141	$434,705

Sterling Financial Corporation
AVERAGE BALANCE AND RATE

(in thousands, unaudited)	Three Months Ended
	Sep 30, 2012			Jun 30, 2012			Sep 30, 2011
	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates
ASSETS:
Loans:
Mortgage	$3,820,634	$47,757	5.00%	$3,863,940	$49,486	5.12%	$3,470,241	$45,843	5.24%
Commercial and consumer	2,533,474	35,479	5.57%	2,540,930	36,147	5.72%	2,483,204	36,282	5.80%
Total loans	6,354,108	83,236	5.23%	6,404,870	85,633	5.36%	5,953,445	82,125	5.47%
MBS	1,762,950	10,361	2.35%	1,984,471	12,936	2.61%	2,193,055	16,719	3.02%
Investments and cash	529,407	3,392	2.55%	549,590	3,422	2.50%	767,714	3,596	1.86%
FHLB stock	99,160	0	0.00%	99,227	0	0.00%	99,395	0	0.00%
Total interest earning assets	8,745,625	96,989	4.43%	9,038,158	101,991	4.52%	9,013,609	102,440	4.51%
Noninterest earning assets	774,905			352,130			219,503
Total average assets	$9,520,530			$9,390,288			$9,233,112
LIABILITIES and EQUITY:
Deposits:
Interest bearing transaction	$684,906	73	0.04%	$666,243	93	0.06%	$501,884	123	0.10%
Savings and MMDA	2,284,749	884	0.15%	2,285,426	1,025	0.18%	1,970,823	1,601	0.32%
Time deposits	2,168,056	8,024	1.47%	2,380,453	8,803	1.49%	2,952,566	12,411	1.67%
Total interest bearing deposits	5,137,711	8,981	0.70%	5,332,122	9,921	0.75%	5,425,273	14,135	1.03%
Borrowings	1,358,348	11,702	3.43%	1,486,167	12,159	3.29%	1,710,388	12,408	2.88%
Total interest bearing liabilities	6,496,059	20,683	1.27%	6,818,289	22,080	1.30%	7,135,661	26,543	1.48%
Noninterest bearing transaction	1,656,318	0	0.00%	1,510,591	0	0.00%	1,132,589	0	0.00%
Total funding liabilities	8,152,377	20,683	1.01%	8,328,880	22,080	1.07%	8,268,250	26,543	1.27%
Other noninterest bearing liabilities	130,948			131,031			132,625
Total average liabilities	8,283,325			8,459,911			8,400,875
Total average equity	1,237,205			930,377			832,237
Total average liabilities and equity	$9,520,530			$9,390,288			$9,233,112
Net interest income and spread (tax equivalent)		$76,306	3.16%		$79,911	3.22%		$75,897	3.03%
Net interest margin (tax equivalent)			3.47%			3.56%			3.34%

Deposits:
Total interest bearing deposits	$5,137,711	$8,981	0.70%	$5,332,122	$9,921	0.75%	$5,425,273	$14,135	1.03%
Noninterest bearing transaction	1,656,318	0	0.00%	1,510,591	0	0.00%	1,132,589	0	0.00%
Total deposits	$6,794,029	$8,981	0.53%	$6,842,713	$9,921	0.58%	$6,557,862	$14,135	0.86%

About Sterling Financial Corporation

Sterling Financial Corporation (NASDAQ:STSA) of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a Washington state chartered and federally insured commercial bank.  Sterling Savings Bank does business as Sterling Bank and Sonoma Bank (in California).  Sterling offers banking products and services, mortgage lending, and trust and investment products to individuals, small businesses, corporations and other commercial organizations. As of September 30, 2012, Sterling had assets of $9.47 billion and operated 183 depository branches in Washington, Oregon, Idaho, Montana and California. Visit Sterling's website at www.sterlingfinancialcorporation.com.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling's plans, objectives, expectations, strategies and intentions and other statements contained in this release that are not historical facts and pertain to Sterling's future operating results and capital position, including Sterling's ability to reduce future loan losses, improve its deposit mix, execute its asset resolution initiatives, execute its lending initiatives, contain costs and potential liabilities, realize operating efficiencies, execute its business strategy, make dividend payments, compete in the marketplace and provide increased customer support and service. When used in this release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling's control. These include but are not limited to: Sterling's ability to execute on its business plan and maintain adequate liquidity; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in market interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; exposure to material litigation; and lower-than-expected revenue or cost savings or other issues in connection with mergers and acquisitions. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Sterling's Annual Report on Form 10-K, as updated periodically in Sterling's filings with the Securities and Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

CONTACT:
Sterling Financial Corporation

Media contact:
Cara Coon, 509-626-5348
cara.coon@bankwithsterling.com
or
Investor contact:
Patrick Rusnak, 509-227-0961
pat.rusnak@bankwithsterling.com